Exhibit 99.1

Concrete Pumping Holdings Acquires Pioneer Concrete Pumping Service

– Acquisition Expands Company's Presence in Georgia and Texas Markets –

DENVER, CO – November 2, 2021 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (“CPH” or the “Company”), a leading provider of concrete pumping services and concrete waste management services in the U.S. and U.K., today announced that it completed the acquisition of Pioneer Concrete Pumping Service, Inc. (“Pioneer”).

Pioneer is a leading concrete pumping service provider headquartered in Atlanta, Georgia, with additional locations in Dallas and San Antonio, Texas and decades of experience providing high quality services with an exceptional team of employees that includes an experienced team of highly skilled operators. CPH acquired Pioneer for an asset purchase valuation of $20.1 million in cash that includes 83 units of operating equipment.

The acquisition greatly enhances CPH’s positioning and scale in the fragmented concrete pumping industry, specifically within the Texas and Georgia regions. The increased capacity is expected to provide Brundage-Bone and Pioneer customers with advantages like increased service offerings and expanded fleet availability. Additionally, the acquisition offers a compelling opportunity for Pioneer’s customer base to access CPH’s Eco-Pan concrete waste removal services.

“We continue to successfully execute on our strategic initiatives to enhance our geographic footprint and responsibly grow our business. The Pioneer addition is another example of the successful execution of our acquisition strategy at a valuation that is consistent with our proven acquisition criteria,” said CPH's CEO Bruce Young. “Pioneer is a well-run and highly respected business that holds an established position in attractive regional markets. We are excited to bring both businesses of exceptional talent together to deliver continued industry-leading growth. With this acquisition, we believe our Company is well-positioned to capitalize on long-term demand drivers in the Georgia and Texas regions and across all of our end markets. We are confident in our ability to realize the benefits of this transaction and deliver value creation following the same proven approach we have taken with our previous acquisitions.”

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of July 31, 2021, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 locations across 19 states, concrete pumping services in the U.K. from approximately 30 locations, and route-based concrete waste management services from 17 locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2021 outlook. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the impacts on the Company related to the recent accounting restatement, material weakness in internal control over financial reporting and the assessment of complex accounting issues, as disclosed in the Company's From 10-K/A filed with the Securities and Exchange Commission (the "SEC") on June 11, 2021 (The "Amended 10-K"); the impacts of the COVID-19 pandemic and related economic conditions on the Company; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and realize the expected benefits from recent acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K, the Amended 10-K, and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Company Contact:

Iain Humphries

Chief Financial Officer

1-303-289-7947

Investor Relations:

Gateway Investor Relations

Cody Slach

1-949-574-3860

BBCP@gatewayir.com